Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

April 2, 2012

American Capital Agency Corp.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814

Re:	American Capital Agency Corp. Series A Preferred Stock Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to American Capital Agency Corp., a Delaware corporation (the “Company”), in connection with the Company's sale of 6,000,000 shares (the “Firm Shares”) of the Company's 8.000% Series A Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per share (the “Series A Preferred Stock”), a series of the Company's preferred stock with par value $0.01 per share (the “Preferred Stock”), and up to an additional 900,000 shares of Series A Preferred Stock (together with the Firm Shares, the “Securities”) at the Underwriters' option to cover over-allotments, pursuant to the Underwriting Agreement, dated March 29, 2012 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, the Company and American Capital AGNC Management, LLC, a Delaware limited liability company and the manager of the Company. The Securities were registered by the Company with the Securities and Exchange Commission (the “Commission”) on the Company's automatic shelf registration statement on Form S-3 (No. 333-170374) filed on November 4, 2010 by the Company (the “Registration Statement”) with the Commission under the Securities Act of 1933 (the “Act”). The Registration Statement relates to, among other things, the issuance and sale by the Company, from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of an indeterminate number of shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), and Preferred Stock.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), (iii) the Certificate of Designations for the Series A Preferred Stock, as certified by the Secretary of State of the State of Delaware (the “Certificate of Designations”), (iv) the Second Amended and Restated By-laws of the Company, as amended and currently in effect, (v) a specimen stock certificate representing the Series A Preferred Stock in the form being filed with the Commission contemporaneously herewith, (vi) certain resolutions of the board of directors of the Company and a duly authorized committee thereof, relating to the registration and sale of the Securities.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have also assumed that one or more certificates representing the Securities conforming to the specimen reviewed by us will be duly registered and countersigned by the Company's transfer agent. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinions set forth herein are limited to the provisions of the Delaware General Corporation Law. We do not express any opinion with respect to the laws of any other jurisdiction as to the effect thereof on the opinions stated herein.

We note that the Series A Preferred Stock is convertible into Common Stock only in the event that certain conditions specified in the Certificate of Designations are satisfied, including the approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the number of shares of Common Stock which the Company is authorized to issue. We do not express any opinion with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized and, when the certificate therefor in the form examined by us is duly executed and delivered against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP